Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 26, 2010, except for Notes 1, 18 and 19, as to which the date is July 11, 2011, with respect to the consolidated financial statements of Pactiv Corporation included in Amendment No. 1 to the Registration Statement (Form F-4) and related Prospectus of Reynolds Group Holdings Limited for the 5.750% Senior Secured Notes due 2020 and the related guarantees by Reynolds Group Holdings Limited and other registrants named in the Registration Statement.

/s/ Ernst & Young LLP

Chicago, Illinois
December 21, 2012